EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement (No. 333-164629) on Form S-1 of The Frontier Fund of our report dated April 9, 2012, relating to our audit of the consolidated statement of financial condition of Equinox Fund Management, LLC and Subsidiaries, which appears in the Current Report on Form 8-K of The Frontier Fund.

/s/ McGladrey & Pullen, LLP

Denver, Colorado
April 9, 2012